eBay Inc.
2065 Hamilton Ave.
San Jose, CA 95125 U.S.A.
Company Tax ID: 77-0430924

%%FIRST_NAME%-% %%LAST_NAME%-%        Award Number: %%OPTION_NUMBER%-%
%%ADDRESS_LINE_1%-%                Plan:          2008
%%ADDRESS_LINE_2%-%                Type:          RSU
%%ADDRESS_LINE_3%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%
Effective as of %%OPTION_DATE%-% (the “Grant Date”), eBay Inc., a Delaware corporation, (the “Company”), pursuant to its 2008 Equity Incentive Award Plan, as amended from time to time, (the “Plan”), hereby grants to the individual listed below (“Participant”), Restricted Stock Units (“RSUs”) with respect to %%TOTAL_SHARES_GRANTED%-% shares of Stock (the “Shares”). This Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth in this Grant Notice, the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the restrictions on the Shares set forth in the Agreement and the Plan), all of which are incorporated herein by reference. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan.

The Award will vest in increments on the date(s) shown.

Shares	Full Vest
%%TOTAL_SHARES_GRANTED%-%
RSUs shall become fully vested upon the earlier to occur of (i) the first anniversary of the Grant Date, and (ii) the first annual meeting of the stockholders of the Company that occurs after the Grant Date.

All vesting is subject to Participant’s continued service with the Company or a Subsidiary through the vesting date. With respect to a Participant who is subject to taxation in the U.S. under the Code, in no event shall any RSUs vest following Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and this Grant Notice which includes Exhibit A (the Agreement). Participant has reviewed and fully understands all provisions of the Plan and this Grant Notice in their entirety, including Exhibit A, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Grant Notice, including Exhibit A.

%%GRANT_DATE%-%
eBay Inc.	Date

%%FIRST_NAME%-% %%LAST_NAME%-%, the Participant	Date

EXHIBIT A

TO DIRECTOR RESTRICTED STOCK UNIT AWARD GRANT NOTICE

EBAY INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant the right to receive the number of Restricted Stock Units (“RSUs”) under the 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.
GENERAL

1.Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.

2.Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THE AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 19.
AGREEMENT

1.Grant of the RSUs. As set forth in the Grant Notice, the Company hereby grants to Participant the RSUs, subject to all the terms and conditions in the Grant Notice, including this Exhibit A and Exhibit B, and the Plan. However, no shares of Stock (“Shares”) shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.Issuance of Stock. Shares shall be issued to Participant on or as soon as administratively practicable following the vesting date set forth in the Grant Notice (the “Vesting Date”) (and in no event later than 2-1/2 months following the Vesting Date), provided that Participant has not experienced a Termination of Service on or prior to the Vesting Date. After the Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to the vested RSUs. No fractional Shares shall be issued under this Agreement. In the event Participant experiences a Termination of Service, the RSUs shall cease vesting immediately upon such Termination of Service, as further described in Section 8(j) below, and the unvested RSUs awarded by this Agreement and the Grant Notice shall be forfeited.

3.Disability and Death. Notwithstanding any other provision of the Grant Notice or this Agreement, if Participant’s service with the Company is terminated by reason of disability (as defined in Section 409A(a)(2)(C) of the Code and as determined by the Committee) or death, any unvested RSUs subject to the Award shall become immediately vested and shall be issued to Participant on or as soon as reasonably practicable following such Termination of Service and after such documentation as may be requested by the Committee is provided to the Committee due to the disability or death.

4.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax,

payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant as a result of participation in the Plan (“Tax-Related Items”), is and remains Participant’s responsibility. Participant further acknowledges that the Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

5.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

6.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the Vesting Date as the Company may from time to time establish for reasons of administrative convenience. The Company may affix to certificates representing Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which Participant may be subject under a separate agreement with the Company). The Company may advise the transfer agent to place a stop transfer order against any legended Shares.

7.Consents. Participant’s rights in respect of the Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable.

8.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

9.Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

10.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the RSUs and any Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(f)the RSUs and any Shares subject to the RSUs, and the income and value of the same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(g)the future value of the Shares subject to the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide services to the Company or any Subsidiary (for any reason whatsoever) and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(i)in the event of Participant’s Termination of Service (whether or not later found to be invalid), unless otherwise provided by this Agreement or determined by the Company, Participant’s right to vest in the RSUs, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs; and

(j)neither the Company nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the RSUs or any amounts due to Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired under the Plan.

11.No Rights to Continued Service. Nothing in the Grant Notice, the Agreement or the Plan shall be construed as giving Participant any right to continued service with the Company or affect any right that the Company may have to terminate Participant’s service with the Company or alter the terms and conditions of Participant’s service.

12.Right of Offset. The Company shall have the right to offset against the obligation to deliver Shares under this Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Company pursuant to other director programs) Participant then owes to the Company and any amounts the Committee otherwise deems appropriate.

13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, depending on his or her country of residence, Participant may be subject to additional insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. Participant is advised to speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.

15.Data Privacy. Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
Participant understands that Personal Data will be transferred to E*Trade Corporate Financial Services, Inc. and/or its affiliates (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the RSUs. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Board liaison. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, request access to Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Board liaison. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s service to the Company will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Board liaison.

16.Titles. Section titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or any future RSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice, including this Agreement and the special provisions for Participants outside the U.S. attached thereto as Exhibit B, regardless of the law that might be applied under such state’s conflict of laws principles.

20.Arbitration; Choice of Forum.

(a)
Any dispute, controversy or claim between the Company and Participant, arising out of or relating to or concerning the Plan, the Grant Notice or the Agreement, shall be finally settled by arbitration in San Jose, California before, and in accordance with the rules then in effect of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of subsections (b) and (c) below.

(b)
THE COMPANY AND PARTICIPANT HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN JOSE, CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN, THE GRANT NOTICE OR THE AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 19(a) OF THE AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and Participant acknowledge that the forum designated by this subsection has a reasonable relation to the Plan, the Grant Notice and the Agreement and to Participant’s relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company

(c)	from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 19.

(d)
The agreement by Participant and the Company as to forum is independent of the law that may be applied in the action, and Participant and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which Participant or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in subsection (b). Participant and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Agreement in any forum other than a forum described in this Section 19. Participant and (subject to the last sentence of subsection (b)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon Participant and the Company.

(e)
Participant irrevocably appoints the Secretary of the Company as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Agreement which is not arbitrated pursuant to the provisions of subsection (a), who shall promptly advise Participant of any such service of process.

(f)
Participant hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 19, except that Participant may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

21.Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the U.S. Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

22.Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

23.Amendment, Modification and Termination. To the extent permitted by the Plan, this Agreement (and the Grant Notice, including Exhibit B) may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.

24.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.

25.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

26.Compliance in Form and Operation. This Agreement and the RSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention, to the extent Participant is or becomes subject to U.S. federal income taxation. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, to the extent the Company deems necessary or advisable, if Participant is or becomes subject to U.S. federal income taxation, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representation that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the Award.

27.Exhibit B. The Award shall be subject to any special provisions set forth in Exhibit B for Participant’s country, if any. If Participant relocates to one of the countries included in Exhibit B during the vesting period or while holding Shares issued upon vesting of the RSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary for legal or administrative reasons. Exhibit B constitutes part of this Agreement.

28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and on any Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.Entire Agreement: Severability. The Plan and the Grant Notice (including Exhibit B) are incorporated herein by reference. The Plan and the Grant Notice (including this Agreement and Exhibit B) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of the Plan or the Grant Notice (including this Agreement and Exhibit B) is determined to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

30.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

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